Exhibit 107

Calculation of Filing Fee Tables

Form S-8

VOR BIOPHARMA INC.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share, reserved for issuance pursuant to the 2021 Equity Incentive Plan	Other	2,716,064(2)	$1.88(3)	$5,106,200.32	0.0001476	$753.68

Equity	Common Stock, par value $0.0001 per share, reserved for issuance pursuant to the 2021 Employee Stock Purchase Plan	Other	679,016(4)	$1.60(5)	$1,086,425.60	0.0001476	$160.36

Total Offering Amounts					$6,192,625.92		$914.04

Total Fee Offsets							—

Net Fee Due							$914.04

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 EIP”) and the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”), as well as outstanding stock options granted outside of any plan, by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.

(2) Represents an automatic annual increase equal to 4% of the total number of shares of the Registrant’s common stock outstanding on December 31st of the immediately preceding calendar year to the aggregate number of shares of the Registrant’s common stock reserved for issuance under, and which annual increase is provided by, the 2021 EIP.

(3) Estimated solely for the purpose of calculating the proposed maximum aggregate offering price and the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Registrant’s common stock as reported in the consolidated reporting system of The Nasdaq Global Select Market on March 14, 2024, which was $1.88.

(4) Represents an automatic increase equal to 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year to the aggregate number of shares of the Registrant’s common stock reserved for issuance under, and which annual increase is provided by, the 2021 ESPP.

(5) Estimated solely for the purpose of calculating the proposed maximum aggregate offering price and the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, based on the average of the high and low prices of the Registrant’s common stock as reported in the consolidated reporting system of The Nasdaq Global Select Market on March 14, 2024, which was $1.88, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.